Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2019 Earnings

Conference Call Transcript December 11, 2019

Operator: Greetings and welcome to the American Eagle Outfitters Third Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, AE Global Brand President; Jen Foyle, Aerie Global Brand President; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

And now I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Judy, and good morning everyone. In the third quarter we delivered strong comparable sales growth and record revenue. In a challenging environment, promotional activity increased relative to our expectation yet we achieved EPS that was in line with our guidance. Importantly, we continue to deliver on our strategic pillars with our core AE Jeans and Aerie businesses demonstrating strong performance. On a consolidated basis, this was our 19th consecutive quarter of positive comps with growth in both brands. We also saw a comp increase in stores and continued double-digit increases online.

Aerie demonstrated unmatched momentum with growth in the quarter, accelerating our growth year-over-year and two-year stack basis. This marked the 20th consecutive quarter of double-digit sales growth. New customers are embracing the brand and expanded apparel offerings have been very well-received. Aerie remains one of the fastest-growing brands in retail today with profitability that continues to improve. We’re just getting started and are very excited about the significant opportunity ahead.

For the American Eagle brand, the back-to-school season was successful with strong demand in seasonal apparel. Third quarter sales profits was led by our focus on jeans which have delivered 25 consecutive quarters of record sales. We are pleased with our investments in new denim fits and styles. However, after back-to-school we experienced softer demand in certain apparel categories, primarily in men’s and women’s tops which led to higher markdowns. Some of these pressures have continued into the fourth quarter. The team is working harder to strengthen the areas of underperformance and I’m confident we will be back on track in short order.

We have an incredibly strong organization, highly relevant brands, and a leading omni-channel platform. We remain laser-focused on our long-term strategic pillars to profitably grow across brands and channels, improve inventory efficiency, and deliver returns to shareholders.

And now I’ll turn the call to Chad to give further color on AE results.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay, and good morning everyone. In the third quarter we had record sales fueled by a successful back-to- school season. Comparable sales increased 2% building on a 5% increase last year. We posted comp growth in both stores and online; strong traffic and increased transactions were key drivers of our sales performance.

American Eagle Jeans led the business posting the 25th straight quarter of record sales. Jeans were positive across genders with new styles leading the way; our new women’s curvy collection is driving incremental growth.

As we continue to fuel our leading jeans business, we have additional newness and innovation on the horizon and see a significant growth runway ahead. For example, this week we launched the new women’s Dream Jean and new AirFlex styles in men’s. Other positive apparel callouts include men’s and women’s fleece and women’s skirts and dresses. Last quarter I discussed strong performance across – for our accessories business, and that momentum continued in the third quarter. Although still small, accessories was the fastest-growing women’s, AE women’s classification and an above-average performer in men’s as well. I was also pleased with our initial launch of MOOD, AE’s new wellness and personal care line. While still early days, we are happy with the customer response and see ample opportunities to expand this product line in the future.

Along with many wins, there were a few areas that fell short of our expectations. A miss to plan for certain men’s and women’s tops categories led to increased markdowns and higher promotional activity. Product challenges in tops have continued and will pressure the fourth quarter. We have been working hard to strengthen areas of underperformance with a focus on ensuring product innovation, quality, style, and value. We are also planning a better balance between sales and inventory growth as we move forward.

Although I’m clearly not satisfied with product misses, I remain pleased with many of our core businesses and the strength of our brand. Our brand and health metrics are favorable with a growing active customer base and rising retention rates. I can assure you that we are focused on strengthening our business; we have a track record of quickly course-correcting, and that is our top priority. There is still a substantial portion of the quarter ahead and we are focused on delivering the best to our customers while ensuring that we clear through excess inventory and enter the spring season well-positioned.

Now I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning everyone. I’m thrilled to report that Aerie delivered another outstanding quarter. Total third quarter revenue increased 26% fueled by a comparable sales increase of 20% and the contribution from new stores. Comp sales growth built on the 32% increase last year resulting in a two-year stack of 52%. The quarter also marked our 20th consecutive quarter of double-digit sales growth.

We continue to gain meaningful market share in a healthy manner. Our customer base expanded as we attracted new customers to our brand and we also saw an increase in the average spend. In the third quarter the number of transactions grew fueled by positive traffic across all channels. Our store traffic was well-ahead of mall averages, the average transaction size increased led by higher average unit retail prices, and despite a highly competitive environment we controlled promotions and strengthened our margins compared to last year.

Merchandise collections have been very well-received by our customers with all major categories delivering comp increases. Intimates are performing extremely well with bras and undies continuing to be our consistent core category. I’m also extremely pleased with the response to our apparel collection which is posting outstanding results.

Our store expansion plans are also tracking well and we opened 24 new stores in the quarter. As demonstrated by our growth, we are seeing a clear benefit from our store opening activity including a digital uplift in new markets. We are very pleased with the execution of our real estate strategy at Aerie and believe it remains a key success factor for the brand. Digital is also growing rapidly and represented nearly 40% of our business in the third quarter.

Aerie’s strength lies in our unique brand position and how we connect with our customers in a real, authentic way. Through our amazing role models and brand ambassadors, we advance the core tenets of empowerment and body positivity. We are a brand for real women and the emotional connection of our customers have with Aerie is truly inspirational, and this connection empowers us further to build our brand and think beyond today and what’s next for Aerie. I’m very pleased with the holiday season thus far and favorable response to our collection. We will stay focused on delivering another successful quarter.

Lastly, I’d like to take a minute to congratulate the team. The level of consistency we have delivered in Aerie is not easy and it is a testament to strong execution across the entire organization. I can assure you that this team is focused on maintaining our momentum well into the future. As we look ahead, we have an exciting product lineup and continue to have visibility to exceeding $1 billion in sales.

And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning. We delivered positive comparable sales growth across brands and channels in the third quarter and EPS was consistent with our guidance. Sales were fueled by strong back-to-school shopping, after which demand for AE apparel slowed. This backdrop, along with product misses in AE tops resulted in higher promotional activity to spur demand and clear through inventory. This pressured overall profits. As the team noted, Aerie and AE Jeans demonstrated sales and profit growth throughout the period which has also continued into the fourth quarter.

Turning now to our third quarter financial results. Total net revenue increased $63 million, rising 6% to a third quarter record of $1.07 billion. Consolidated comparable sales increased 5% building on an 8% growth last year. Consolidated comps were driven by growth in the number of transactions, partially offset by a lower average transaction size due to a lower average unit retail price.

By brand, American Eagle comps increased 2% in the third quarter, following a 5% increase last year. Aerie comps increased 20%, building on a 32% growth last year. We saw positive comps across stores and digital for both brands, and on a consolidated basis, stores increased 2%.

Digital sales rose in the low double digits reaching approximately 28% of total revenue, up 100 basis points from last year. As in recent quarters, we saw the biggest increases coming from our app and mobile channels which, combined, now represent over half of our digital business.

Total gross profit increased $8 million or 2% to $407 million. The gross margin rate to revenue decreased 160 basis points to 38.2%. The decline last year primarily reflected increased markdowns. Buying, occupancy, and warehousing costs were flat as a rate to revenue.

Selling, general and administrative expense of $259 million increased 4%. As a percent of revenue, SG&A improved 50 basis points to 24.3%. Store salaries and professional fees increased as a rate to revenue offset by lower incentive expense.

Depreciation and amortization rose $3 million to $45 million or 4.2% as a rate to revenue which was flat compared to last year. Operating income decreased 5% to $103 million from $109 million last year and the margin rate to revenue decreased 110 basis points to 9.7%. The effective tax rate of approximately 24% was similar to last year. EPS of $0.48 was flat year-over-year.

Now regarding inventory, which can be found on page 10 of the investor presentation. We ended the quarter with inventory at cost of $647 million, up $56 million or 9% from last year. Similar to last quarter, the increase primarily reflects inventory to support strong demand for AE Jeans, including new styles and expanded sizes, and to support new Aerie stores. With that said, clearly, certain AE apparel categories are underperforming and we see opportunity to improve overall inventory management. We’ve been reviewing assortment architecture, customer choice and SKU counts, and our overall principles to bring inventory levels more in line with sales growth over time.

Capital expenditures totaled $58 million in the third quarter and $150 million year-to-date. We continue to expect CapEx to be in the range of $200 million to $215 million for the year.

During the third quarter, we completed approximately $32 million in share repurchases and paid $23 million in dividends to shareholders. We exited the quarter with a little over 35 million shares available for repurchase. Our liquidity position remains strong and we ended the quarter with total cash and investments of $265 million and no debt outstanding.

Looking at our real estate portfolio, our priorities are to continue to accelerate the growth of Aerie, to reposition and remodel AE stores, to expand our global footprint, and to close underperforming stores as leases expire. Based on the openings to-date and our plans for the balance of the year, we continue to expect roughly 60 Aerie store openings this year. On the overall fleet, we have significant lease flexibility that enables us to exit less desirable locations over time. We’ve closed approximately 130 underperforming stores since 2015 as we continue to strengthen our fleet. Looking ahead, over half of our leases are up for decision by the end of 2021. Additional store information can be found on pages 13 through 17 in the investor presentation.

Now looking ahead. The beginning of the holiday season has been softer than expected as challenges in the AE apparel business have carried into the fourth quarter. As a result, we expect fourth quarter EPS in the range of $0.34 to $0.36 and comparable sales to be approximately flat to last year. This outlook assumes greater gross margin pressure than in the third quarter reflecting an increase in promotional activity as we clear through inventory to enter spring with fresh collections. We expect SG&A dollars to be roughly flat to last year and our guidance also reflects an effective tax rate of 20% to 22% for the quarter. Our fourth quarter guidance compares to EPS of $0.43 last year and excludes potential impairment or restructuring charges.

In closing, we have a strong organization with meaningful opportunity ahead. We are extremely encouraged by Aerie’s momentum and we are committed to fueling growth for this exciting emerging brand. Despite some near- term challenges, the American Eagle brand is strong supported by our leading jeans and bottoms businesses. We are taking quick action to strengthen product assortments and improve inventory management which will position the business for increased success in 2020. We remain focused on improving profit flow-through and delivering return to shareholders.

Thanks and we will now take your questions.

Operator: Thank you. At this time we’ll be conducting a question-and-answer session. [Operator Instructions] Thank you. Our first question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question

Oliver Chen- Cowen & Company LLC Analyst: Hi and thank you. Regarding men’s and women’s tops, what was the rationale for or reasons for both underperforming in both men’s and women’s? And what are your thoughts on the timing of digesting that and the nature of the problem in terms of the fall product versus spring? Would love your thoughts there. And a quick follow up regarding Aerie and American Eagle. If you could articulate some of the key synergies between the two businesses, that would be helpful as well. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. I think when you look at the men’s and women’s tops, clearly I’m not happy with the results that we saw in Q3, and as we said that’s continuing. I think it’s a little bit different between the two genders. So in women’s for Q3, in the total knits categories we actually – when you look at fleece and knit tees and everything, we’re pretty close to flat. We really have been suffering from a downtrend in woven shirts across both quarters. Those trends are continuing. For Q1, I really feel like we’ve made good changes to the assortment. But that said, we have planned the quarter conservatively. We have a very responsive supply chain that we’ve talked to in the past. I feel like we have some great trends that go with our jeans going into Q1 and we will chase where we need to try to drive that business. And as we also said, the accessories business continues to be really strong there in women’s.

In men’s, we’ve had inconsistency in the men’s business for some time. We are working to evolve the men’s assortment. I think some of those changes we made in tops have paid off. We’ve seen some really excitement in some of our knit and fleece categories, but I think some of the changes we made have been too fast for the customer. So for 2020 we are looking to find more balance in the assortment. Similar to women’s, we are taking a more conservative stance in Q1 in tops in men’s as we look to rebalance the assortment and we will chase where it shows itself.

I think when you look at the two brands together, I think there’s amazing – there’s great synergies. We share a lot of customers. I think Aerie brings a lot of excitement to the total company. I think the loyalty we see with the AE customer and the retention rates and the love of our jeans also keeps customers coming back. But if you look at Aerie’s expanded apparel, I would not say – that’s not the – hasn’t really negatively impacted AE. Like if you look at fleece in general, right? That’s a great category for both AE and American Eagle, and both brands had record fleece businesses in Q3 in men’s and women’s. So I think really having two great brands that appeal to this customer base is a powerful thing for us going forward.

Oliver Chen- Cowen & Company LLC Analyst: Thank you. Best regards.

Operator: Thank you. Our next question comes from the line of Kate Fitzsimons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets Analyst: Yes. Hi. Thank you for taking my question. I guess, Chad, building on that last point, you alluded to your supply chain efforts and shorter lead times now and how you’ve brought them down over the last few years. Just trying to get a sense of where you are today with that capability and maybe how that speed can allow you to work your way out of these issues maybe a bit faster than you could’ve three or five years ago.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. I think there’s a couple things that we have working for us. We had Don’t Ask Why which has evolved into AE Studio which is very fast fashion capsules that we’re able to pulse into the assortment monthly, and those really give us a lot of learnings about trends we see upcoming and where customer appetites may be. And then we’ve done so much work with our bulk suppliers across the supply chain to platform fabrics that we know our customer likes and to respond quickly into those. So we’re able to chase product very quickly in a matter of weeks when we see something that’s working, and that’s a strength again that we have in both brands. But I think we should – as we look to Q1, we have a lot of stuff we’re excited about in the assortment. I think a lot of things we’ve learned from last spring and through the fall and we’re going to put that out as we set the spring line assortment at the end of January and we should be able to start chasing that product with what shows itself and for spring break and Easter timing.

Kate Fitzsimons – RBC Capital Markets Analyst: Okay. Real quick. Bob, just wanted to follow up quickly on your comments on the inventory. Heard it’s your plan to get inventory growth more in line with sales over time. Can you speak more specifically to 4Q expectations and just when you might expect that alignment to occur? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Q4 expectations are that inventory will be low double digits in the quarter, again continuing to invest in categories such as expanded sizes in curvy. We won’t start comping those new product lines until sometime in Q2 of next year. And we also, as part of our strategic initiatives, are going to continue to accelerate the Aerie assortment and looking to 2020 we’re going to open a comparable number of stores to this year, so there will be additional inventory investment for that. So we should start seeing inventory getting more in line with sales by the end of Q1, beginning of Q2 of next year.

Kate Fitzsimons – RBC Capital Markets Analyst: Great. Thank you. Best of luck.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Hey guys. Thanks. Can you talk about the merchandise margin performance at Aerie and American Eagle specifically, just what we saw year-over-year this quarter and your expectations for 4Q? Also, curious the tariff impact that you embed in the fourth quarter guidance and what percent of your goods are coming from China [indiscernible] (23:00). Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So on the merch margin performance, for Q3 with the AE brand we saw a pretty significant decrease versus last year. Relative to Aerie, we actually saw a very sizable increase in merch margin, roughly a 400 basis point improvement. Looking to Q4, we’re expecting a similar trend among each brand, so Aerie’s merch margin continuing to improve significantly and with some headwinds to the AE margin as we look to continue to clear the problem inventory that we had talked about, the product categories that Chad went into detail on. Regarding tariffs, so for this quarter coming up, in Q4, we expect roughly a $3 million to $4 million impact as a result of tariffs, and China represents roughly 30% of our unit volume that we source globally.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Thanks guys. Good luck.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Sorry about that. Hi. As you think about upcoming fourth quarter and into next year particularly, Chad, on the tops portion of the business, what should we see differently going forward, and is the tops weakness more of a men’s issue or a women’s issue and do you see it more of the competitive environment versus internally to yourself? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks. I think we’re seeing it right now in both men’s and women’s. I think the women’s business has been healthier generally over time and I think we feel confident we’ll be able to respond and impact that more quickly. I think one thing we really want to do while we continue to focus on the jeans business is also communicate more directly with the customer about the great tops that we have that go with the jeans. I think we have very powerful messaging abilities and I think while we want to continue to be focused on growing our jeans business, I think we can talk more to the tops as well.

I think in men’s, I think – as I said, part of it I think we made – we evolved the assortment more quickly than the men’s customer was ready for entirely. And as I said, there’s been some good wins but clearly some challenges there as well. But I think we also do see some broader challenges in the men’s business in the space. What we see in external data, it looks like the men’s customer at this point isn’t as engaged in apparel. But the good news is we continue to expand the jeans business with that customer, we continue to expand our underwear and accessories business with that customer, we are seeing growth in some of the tops categories.

So, while the men’s customer has been inconsistent, there are definitely categories for which we are a destination and he’s coming to us. And so I think while there might be some external challenges, we got to own what we’re seeing in our business and right that ship and get the customer back shopping tops and bottoms.

Dana Telsey – Telsey Advisory Group LLC Analyst: Thank you.

Operator: Thank you. Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro – The Retail Tracker LLC. Analyst: Hey guys. Chad, sorry to pick on you today but could you talk in a little bit more detail about what you mean by you moved too fast on the men’s side? Was it like Young Money didn’t sell well? I’m just kind of curious. And then also in Eagle, you guys have dabbled in the activewear business on and off for years. Aerie has been in it a little bit more consistently. You had something with Aerie with Aly Raisman. You did something with Eagle with was it TACKMA I believe it was? Could you just talk a little bit about that space? It feels like it remains very important in the aggregate and Eagle hasn’t really committed to it. So if you can talk about those two things.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. I think in men’s, what I mean by going a little fast is I think as you see a 15 to 25-year-old customer out there, there’s so much around tees and fleece as really being the defining wardrobe for this guy today with his jeans, and we shifted a lot of the assortment of those categories and walked away from some legacy items that while they were downtrending were still meaningful in volume. And I think we shifted – we expected that the customer would move as quickly as we did into sort of the dominance I guess of the tees and fleece that you see in the assortment today. And I think that we can just make sure – it’s always hard when you vacate an area and I think we just need to make sure we’re more balanced going forward, and the team has been all over that.

For active, I think we have a lot of opportunity in active. A few years ago AE walked away from the leggings business and we had Aerie service the leggings business for us in women’s which has obviously been tremendous, and Jen can talk to that. And in men’s, we have been a little in and out of it partly because we are a jeans business, so we want to make sure we’re selling apparel that outfits well to jeans. We continue to see the jogger business do well and our active fabrications that we’ve introduced doing well, so I think we have a lot of opportunity in active for both men’s and women’s as we look forward. So those are categories as I said we want to make sure they fit within the overall jeans-based lifestyle of the brand, but I do think we have a lot of opportunity in men’s and women’s in active.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: I think, Marni, in Aerie honestly it’s the way we build out our lifestyle. Oliver had asked previously how we look at the businesses, and really I’d like to say Aerie really surrounds the apparel around the legging business. It’s a big business for us and I think we’re doing it best in show right now. So I’m really proud of what the team is delivering there and we have a lot more to offer in that category in the future.

Marni Shapiro – The Retail Tracker LLC. Analyst: Yes. Not worried about the Aerie active business; it looks very good. Did TACKMA work for you guys? I’m just curious.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think we’ve gotten some good learnings from TACKMA about some additional styles and fabrications that the customer responds to in active, so we’re always trying to sort of look around the corner and see what’s coming next. And TACKMA was a great opportunity for us; we carried the line exclusively and it was much more – it’s much more purely active than things we’ve done in the past, and so I think we have gotten some strong learnings from that.

Marni Shapiro – The Retail Tracker LLC. Analyst: Excellent. Thanks guys.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Thanks for taking my question. Chad, a quick question on the AE bottoms. I guess maybe if you could talk about performance of jeans versus non-jean product. Is one outperforming the other? And then also just curious to get your thoughts on where you think we’re at in the denim cycle and if you feel like your mix of denim right now is at the appropriate levels or should we see any changes for 2020? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. We love jeans. So our jeans business is great. The bottoms business overall is very healthy. We continue to deliver record quarter-after-record quarter and I feel confident that we’ll do that again in Q4. It’s really driven by jean silhouettes. We are the destination for jeans, the number one women’s jeans brand in America and the number two jeans brand overall. And I think that’s what we’re most famous for and what customers come to us for and it drives I think a lot not only on the top line sales but also a lot of the retention rates, healthy retention rates we see in our customer base. So I think you should expect to see more side pockets, silhouettes both in the go in on and the go from us going forward. Our customers loves those silhouettes. We have the best fit, fabric, quality, value out there.

So in terms of the denim cycle, I think customers continue to be very engaged in jeans, in our jeans specifically. We have doubled down in jeans the last time. People thought that jeans were maybe not happening, and that paid off for us and we will continue to lean into the category that we’re most famous for.

Susan Anderson – B. Riley FBR, Inc. Analyst: Great. That’s helpful. Thanks so much. Good luck for holiday.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Good morning everyone. Hey, Chad, I was wondering if you could talk a little bit more about the men’s business. You said you were seeing some data that showed men were less engaged. I know there’s a strong skate trend going on right now. I’m not sure that’s applicable to you; maybe it is. But if you could talk a little bit more about what you’re seeing there. I thought that was interesting. And, Jen, PINK is being very, very promotional particularly on the apparel side and it sounds like that’s not hurting you clearly; congrats. But just wondering what you’re seeing there and if you see PINK emerging as a more potent competitor going forward? Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. I mean, Janet – how are you, Janet, by the way? We always stay in our lane in Aerie. We’re really proud of how we led this body positivity movement, Janet, and I think it comes really from a place of authenticity, and as we see a lot of competitors are now following suit it keeps us ahead of our game. We have to keep on thinking on what to do different next year and how we can keep on surprising our customer.

Regarding product, this team is on fire, okay? The design team and the merchant team has never more been focused. We are working tirelessly looking at every item, every detail, every wash, every button. I can only tell you how much we labor over the top 25 items in this brand, and we are continuing to do that. I’m thrilled with the spring assortment. The marketing, I’ve already seen it; it’s phenomenal. And all of – I love competition because it makes us think harder and sweat things out a little bit more and keeps us humble. So I welcome it.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. And I think Chad already answered the questions.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I feel like – and I’ve talked a lot about men’s. I think the key thing is our men’s customer is still very engaged in our key categories, and so it’s up to us to make sure that the rest of the assortment is compelling for him.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Thanks, Janet.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jeffries LLC Analyst: Hi. Good morning. The first question for Chad. I think you talked about curvy jeans feeling like it was incremental. Can you talk a little bit more about that? Any evidence you have that you’re getting a new customer? Same thing with extended sizing that I think you launched earlier in the year. And then for Jen, I think you said Aerie merch margins were up 400 basis points. Curious how that breaks out in terms of lower promotions versus just surely getting scale out of a business that’s now getting larger and how we should expect the merch margins to evolve as you gain more scale and can ultimately get better bias? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. We’re really excited about curvy. As I said, we are seeing incrementality there. We saw a strong comp business in our core jeans business and then curvy really just grew on top of that, added on top of that. So we feel really good about curvy and what that’s done in bringing in the opportunity to serve both existing customers who weren’t able to wear the jeans previously or weren’t able to optimize the fit for themselves previously as well as attracting customers to the brand. What we found with extended sizes, that as the sizing increases there’s just less – there’s not as much awareness around it and so the uptake hasn’t been quite as fast as or explosive as curvy. But customers are becoming more aware now that it’s been in the assortment for a while and we are seeing some of those sizes pick up.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And we definitely were less promotional. We’re definitely getting paid for all the labor we’re putting into our garments and we’ve really focused on pulling back on promotions and be more strategic with our promotions.

Janine Stichter – Jeffries LLC Analyst: Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Westcott Rochette with Evercore ISI. Please proceed with your question.

Westcott Rochette – Evercore Group LLC Analyst: Thanks a lot guys. One big positive on the quarter is your comp traffic seemed to really accelerate to low double digits. Can you kind of break that down? Was that mostly driven by Aerie? Was it driven by the more inclusive sizing in curvy? How do you see that traffic conversion kind of broken out?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. All brands and channels comped positively on traffic with digital really leading the way with high teens traffic and then Aerie also with American Eagle in the low to mid-single-digit traffic. So we actually had experienced really strong traffic for Q3.

Westcott Rochette – Evercore Group LLC Analyst: Great. And then I think you’ve kind of touched it on the last question. But as you bring in more of the curvy customer, you get that product out and the customer gets to learn it, do you feel that you have enough appropriate tops business to serve that customer or is that an area that you need to continue to expand as well?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. I think on the traffic, just to touch on it, as Bob mentioned it was all positive but I think that that’s really driven by our brand strength and the messaging we’re putting out there in both brands. Customers want to find out what we have going on and that’s really a strength that both brands have.

In terms of curvy, I think sort of the quick answer would be that in some ways we didn’t have the right tops, right, because the tops assortment hasn’t been as strong as the bottoms assortment. But I do think we see that a bit across the board, but I think you’re right. I think there are some learnings around the customer that’s wearing curvy and what tops she might want to wear with those jeans. And so we do look even with the assortment we’ve set this week, we’ve made some silhouette changes to the tops that hopefully will see a positive response and I think will serve more of our customers overall.

Westcott Rochette – Evercore Group LLC Analyst: That’s great. And just – if I could, just one more. You’ve had the Urban Necessities for a while. Just the learnings you’ve had with that, whether footwear could be a bigger kind of classification for you going forward. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I mean, we can – go ahead.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: We see that as a future opportunity for us. Years ago, like we used to do like a pick up footwear business, so we see this as a future opportunity.

Westcott Rochette – Evercore Group LLC Analyst: All right. Great. Good luck on the holiday guys.

Operator: Thank you. Our final question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Good morning and thank you for taking my question. Two questions. One, Jen, where are you with the bras versus bralette cycle? I know that they’ve kind of gone back and forth over this last year and I’m just wondering what you’re seeing there. And then for Chad, I’m sure you’re tired of talking about the tops. But, when you started off the third quarter you guys talked about tops being AUR positive, and I’m just wondering when and where it went awry or started to kind of soften and if it was due to knits being stronger or any more commentary of when that happens. Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sure. Bralettes had a great quarter. We’re anniversarying our bra revolution as we called it in Aerie and really proud of the core assortment. The team is really focused in on what frames we need to service our customer and how many, and I think they’ve done a nice job there focusing. And we also had a great launch. It was more of a fashion launch I would say in the core bra business and it performed really well to the point where we’re going to keep that style going.

Going into bralettes, they had an amazing quarter. They are – they’re just – as I said, some of this shift to ride the wave a little bit, everyone got into the business fast and furiously when it was trended, I would like to say we were one of the first to do it big and do it well. And that said, a lot of our competition sort of leaned their assortments down and we continue to hold the course, and it’s proven to be great for us. So that’s a core part of our business in bras and they had a great quarter.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And I think for tops, we did come through the back-to-school time period feeling good about what we’re seeing in the wearables and top trend in women’s and really strong or a strong business balanced across all of our knits category. That did start to soften later in Q3 and we’re just – we’re not seeing enough incremental positivity from the total knits business to pick up for our woven shirt weakness in the fall timeframe.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Thank you. Best of luck.

Operator: Thank you. Our next question comes from the line of John Morris with D.A. Davidson. Please proceed with your question.

John Morris – D.A. Davidson & Co. Analyst: Hi. Thanks. Kind of a two-part question here. Bob, I just want to check with you on traffic into Q4. You talked about traffic being positive and strong across all brands. And I know we don’t want to get too much into the metrics on Q4 yet, but it kind of gets at brand strength. Is traffic generally positive across both brands? Trying to kind of ascertain how much of this is just the tops miss at Eagle because we are hearing that traffic has been pretty weak across the board for most retailers. So that would be helpful if you can shed some insight there.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Traffic for us was very strong in Q3 as I outlined by brand and channel. And looking at Q4 to-date, traffic is not an issue for us at all. It’s really just ensuring that we are promotional enough to move the units we need to move to end the quarter clean in inventory. So traffic has been very good and I just think that that reinforces the strength of the brands particularly as you’re seeing or hearing a lot of our competitors and others in the space talking about slow traffic or low traffic counts.

John Morris – D.A. Davidson & Co. Analyst: Yeah. I think that’s encouraging and important. Jen, really nice work there. What’s driving the higher AUR? If you can give us a little bit more color there and how much more opportunity do you see going ahead on AUR.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. The team’s just doing a nice job ensuring that we’re getting paid for the quality that we’re putting into our garments first and foremost, and we’ve continually like to pull back on our promotions so that’s helping. And we’re mixing into just the higher AUR businesses, apparel and bras. Core bras warrant our highest AUR in the business and they had a great quarter or some of our highest AURs I should say. So it’s just really the way we’re mixing the business and ensuring that we’re getting paid for our product.

John Morris – D.A. Davidson & Co. Analyst: Got it. Thanks. Good luck for the rest of the holiday guys.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you. Thank you, John.

Operator: Thank you. Our next question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Steven Zaccone – JPMorgan Securities LLC Analyst: Great. This is Steve Zaccone on for Matt this morning. Thanks for taking our question. We have two questions on margins. Firstly on merchandise margin, at this point do you expect most of the tops product to be cleared through by the end of the fourth quarter or would you expect some markdown pressure to continue in the first quarter? Then secondly on SG&A, 4Q guidance for dollars flat is materially lower than the third quarter spend. What’s the primary factor driving the step down in growth? And as we get to next year how do you think about the run rate for SG&A dollars in this business? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So on your last question, Steve, for SG&A, the primary factor driving the step down in the growth as we look into next year is we are comping a lot of the investments that we made throughout the course of the year in both store payroll and advertising, so that’s one of the drivers there. One of the drivers, and this isn’t necessarily a good thing, driving our SG&A savings and increased rate in the third quarter is really just the pull back in incentive comp versus the same period prior year and cutting back on some of our other expenses, discretionary expenses in light of the margin performance in the quarter. And then your questions relating to margin and margin pressure as a result of the tops misses let’s say, we feel with the velocity of the unit sales that we’re seeing, with the current promotions that we’re running, and what we’re contemplating that we will be clean in the tops inventory by the end of the third quarter – fourth quarter and it won’t carry into Q1 next year.

Steven Zaccone – JPMorgan Securities LLC Analyst: Great. Thanks very much. Best of luck in holiday.

Operator: Thank you. Ladies and gentlemen, that concludes our question-and-answer session. I’ll turn the floor back to Ms. Meehan for any final comments. Our call has now ended.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Thank you all for your participation and continued interest. We will be available today for any follow ups that you have and we wish you all a happy holiday.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.